Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]
March 13, 2026

F5, Inc.
801 5th Avenue
Seattle, Washington 98104

Re:    Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of F5, Inc.
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the registration of 5,402,119 shares of common stock, no par value per share (the “Shares”), of F5, Inc. (“F5”), issuable under the F5, Inc. 2026 Incentive Award Plan (the “Incentive Plan”).
We have examined the Registration Statement and such documents and records relating to F5 as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Incentive Plan, upon the registration by its registrar of such Shares and the issuance thereof by F5 in accordance with the terms of the Incentive Plan, and the receipt of consideration therefor in accordance with the terms of the Incentive Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Perkins Coie LLP